Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form Form S-8 (No. 333-267088) of IperionX Limited our report dated September 29, 2026 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of IperionX Limited, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers

Melbourne, Australia
September 29, 2026